Exhibit 99.8(W)

AMENDMENT NO. 1 TO THE

ADMINISTRATIVE SERVICES AGREEMENT

THIS AMENDMENT, dated as of December 20, 2010, between Integrity Life Insurance Company (“Company”) and Rydex Advisors II, LLC (“Rydex”) is made to the Administrative Services Agreement, dated as of January 1, 2008, between  the Company and PADCO Advisors II, Inc. (“PADCO” or “Advisor”) (the “Agreement”).  Terms defined in the Agreement are used herein as therein defined.

WHEREAS, the Advisor changed its state and form of organization from a Maryland corporation to a Kansas limited liability company, effective August 2, 2010;

WHEREAS, the Company and Advisor desire to amend the Agreement to update the Advisor’s name to Rydex Advisors II, LLC of the Agreement;

WHEREAS, all references to PADCO in the Agreement shall be changed to Rydex;

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter  contained, the parties agree as follows:

1.             All references to PADCO in the Agreement shall be changed to Rydex.

2.             Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

3.             This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

INTEGRITY LIFE INSURANCE COMPANY		RYDEX ADVISORS II, LLC

By:	/s/ Kevin L. Howard	By:	/s/ Keith A. Fletcher
Name:	Kevin L. Howard	Name:	Keith A. Fletcher
Title:	SVP and General Counsel	Title:	Senior Vice President